CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated April 28, 2006 accompanying the financial statements of Pan American Gold Corporation, appearing in the Report on Form 20-F, o r the year ended December 31, 2005, which is incorporated by reference in this Form S-8 Registration Statement. We consent to the incorporation by reference in the Registration Statement of the aforementioned report.

MANNING ELLIOTT LLP

Vancouver, Canada

October 5, 2006